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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:    Debra Nalchaljian-Cohen
Cohen Communications
 (559) 222-1322

CENTRAL VALLEY COMMUNITY BANCORP REPORTS
RECORD FIRST QUARTER EARNINGS!

CLOVIS, CALIFORNIA...April 4, 2003... The Board of Directors of Central Valley Community Bancorp (OTC Bulletin Board: CVCY), the parent company of Central Valley Community Bank (Bank), reported today net income of $781,000 for the 3-month period ending March 31, 2003, compared to $683,000 for the same period in 2002, a 14.35% increase. Annualized return on average assets was 1.09% and annualized return on average equity was 12.70% for the 3-month period.

Average assets grew to $285,989,000 during the first quarter of 2003, compared to $224,810,000 during the same quarter in 2002, an increase of 27.21%. Average gross loans grew 17.90% and average deposits increased 30.94% for the first quarter of 2003 compared to the same period in 2002.

"After achieving unprecedented financial growth in 2002, we are proud to report that first quarter 2003 marks the highest quarterly earnings in our 23 year history, including reaching new all time highs in loans and deposits. The Bank's credit quality remains strong despite the sluggish economy and uncertainty in the economic direction for the country as well as the Central Valley region," stated Daniel J. Doyle, President and CEO of Central Valley Community Bank and Central Valley Community Bancorp.

"This period also marks the one year anniversary for our Sacramento office, which is right on target for growth and profitability. All of these positive results are achieved through our dedicated team and their ability to provide superior service to our customers," continued Doyle.

Central Valley Community Bancorp trades over-the-counter under the symbol CVCY.OB. Central Valley Community Bank, headquartered in Clovis, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. The Bank operates seven full-service offices in Clovis, Fresno, Prather, Kerman and Sacramento. Real Estate Lending and SBA Lending Departments are located in Clovis, with an Agribusiness Lending Department located in Fresno. Investment services, provided by Investment Centers of America are housed at the Bank's Main office in Clovis. Members of Central Valley Community Bancorp's and the Bank's Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick. Additional information about Central Valley Community Bank can be found at www.cvcb.com.

Forward-looking Statements—Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained herein that are not historical facts, such as statements regarding the Company's current business strategy and the Company's plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company's results of operations, the Company's ability to continue its internal growth at historical rates, the Company's ability to maintain its net interest margin, and the quality of the Company's earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2002. Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEET
MARCH 31, 2003 AND DECEMBER 31,2002
(In Thousands Except Share Amounts)

	March 31, 2003	December 31, 2002
	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$18,218	$18,804
Interest bearing deposits with other banks	500	500
Federal funds sold	13,214	17,678
Available-for-sale investment securities (Book value of $71,735 at March 31, 2003 and $74,992 at December 31, 2002)	74,296	77,723
Loans, less allowance for credit losses of $2,432 at March 31, 2003 and $2,433 at December 31, 2002	170,347	156,293
Bank premises and equipment, net	3,087	3,136
Accrued interest receivable and other assets	8,873	8,872

Total assets	$288,535	$283,006

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest bearing	$70,216	$73,823
Interest bearing	181,765	172,515

Total deposits	251,981	246,338
Short-term borrowings	7,000	2,000
Long-term borrowings	2,000	7,000
Accrued interest payable and other liabilities	2,855	3,569

Total liabilities	263,836	258,907
Shareholders' equity:
Preferred stock, no par value: 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, no par value; 40,000,000 shares authorized, 2,569,979 and 2,573,242 shares issued and outstanding at March 31, 2003 and December 31, 2002, respectively	5,790	5,854
Retained earnings	17,168	16,387
Accumulated other comprehensive income, net of tax	1,741	1,858

Total shareholders' equity	24,699	24,099

Total liabilities and shareholders' equity	$288,535	$283,006

CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
For the Three Month Periods Ended March 31, 2003 and 2002

(Dollars in Thousands Except Earnings Per Share Amounts)	2003	2002
	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$2,859	$2,609
Interest on Federal funds sold	50	24
Interest and dividends on investment securities:
Taxable	610	657
Exempt from Federal income taxes	176	121
Interest on deposits with other banks	3	2

Total interest income	3,698	3,413

INTEREST EXPENSE:
Interest on deposits	540	615
Other	75	61

Total interest expense	615	676

Net interest income before provision for credit losses	3,083	2,737
PROVISION FOR CREDIT LOSSES	—	—

Net interest income after provision for credit losses	3,083	2,737

NON-INTEREST INCOME:
Service charges	497	352
Rentals from equipment leased to others	221	346
Loan placement fees	135	83
Net realized gain on sales of investment securities	—	26
Other income	208	194

Total non-interest income	1,061	1,001

NON-INTEREST EXPENSES:
Salaries and employee benefits	1,751	1,401
Occupancy and equipment	352	248
Depreciation and provision for losses on equipment leased to others	137	247
Other expense	820	786

Total non-interest expenses	3,060	2,682

Income before income taxes	1,084	1,056
INCOME TAX EXPENSE	303	373

Income after income taxes	$781	$683

Basic earnings per share	$0.30	$0.26

Diluted earnings per share	$0.26	$0.25

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CENTRAL VALLEY COMMUNITY BANCORP REPORTS RECORD FIRST QUARTER EARNINGS!
CENTRAL VALLEY COMMUNITY BANCORP CONSOLIDATED BALANCE SHEET MARCH 31, 2003 AND DECEMBER 31,2002 (In Thousands Except Share Amounts)
CENTRAL VALLEY COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF INCOME For the Three Month Periods Ended March 31, 2003 and 2002